UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2004

SEAGATE TECHNOLOGY

(Exact name of registrant as specified in its charter)

Cayman Islands	001-31560	98-0355609
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands		Not Applicable
(Address of principal executive offices)		(Zip Code)

(345) 949-8066

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 28, 2004, the Registrant’s shareholders approved the Registrant’s 2004 Stock Compensation Plan (the “2004 Plan”) that sets forth terms for the grant of stock-based awards to our employees, directors, and consultants.

The purpose of the 2004 Plan, which is intended to supplement and eventually succeed the Registrant’s 2001 Share Option Plan, is to promote the Registrant’s long-term growth and financial success by providing incentives to its employees, directors, and consultants through grants of stock-based awards.

All of the Registrant’s employees, including executive officers, all of the members of the Registrant’s board of directors, and the Registrant’s consultants may participate in the 2004 Plan. The types of awards that will be available for grant under the Plan are: incentive stock options; nonstatutory stock options; restricted stock bonuses; restricted stock purchase rights; stock appreciation rights; phantom stock units; restricted stock units; performance share bonuses; and performance share units.

A total of 27,500,000 of the Registrant’s common shares have been reserved for issuance under the 2004 Plan. No employee will be eligible to be granted options or stock appreciation rights covering more than 10,000,000 common shares during any fiscal year. No individual will be eligible to be granted restricted stock bonuses, restricted stock units, phantom stock units, performance share bonuses, or performance share units covering more than 10,000,000 common shares during the life of the 2004 Plan (note that this is a lifetime limit rather than an annual limit).

The Registrant’s board of directors (the “Board of Directors”) has the authority to, and intends to, delegate administration of the 2004 Plan to the Registrant’s compensation committee (the “Compensation Committee”). The Compensation Committee, or the Board of Directors if the delegation of authority to the Compensation Committee is terminated or limited in the future, has the authority to: (i) designate participants in the 2004 Plan; (ii) determine the type(s), number, terms and conditions of awards, as well as the timing and manner of grant; (iii) interpret the 2004 Plan; (iv) establish, adopt or revise any rules and regulations to administer the 2004 Plan; and (v) make all other decisions and determinations that may be required under the 2004 Plan.

A director who is neither employed by the Registrant nor receives a management fee from the Registrant (an “Eligible Director”) will automatically receive an initial grant of options to purchase 100,000 common shares on the date that the Eligible Director commences service on the Board of Directors. These options will have a per share exercise price equal to the fair market value of the Registrant’s common stock on the date of grant and will generally vest at the rate of 25% per year for four years. Each Eligible Director will also automatically receive an annual grant of options to purchase 25,000 shares of the Registrant’s common shares on the date the Eligible Director is re-elected, provided that he or she has served as a director for a period of at least six months prior to re-election. These annual grants will also generally vest at the rate of 25% per year for four years.

The Board of Directors may amend, suspend, or terminate the 2004 Plan in any respect at any time, subject to shareholder approval, if such approval is required by applicable law or stock exchange rules. However, no amendment to the 2004 Plan may materially impair any of the rights of a participant under any awards previously granted, without his or her consent. Unless earlier terminated by the Board of Directors, the 2004 Plan will expire on October 28, 2014. No awards may be granted under the 2004 Plan after that date.

The foregoing description of the 2004 Plan is qualified in its entirety by reference to the provisions of the 2004 Plan, which is attached as Exhibit 10.24 to this Current Report on Form 8-K.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) Mr. Edward J. Zander resigned from the Registrant’s Board of Directors on October 28, 2004 and did not stand for re-election at the Registrant’s annual meeting of shareholders, which was held on October 28, 2004.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description
10.24	Seagate Technology 2004 Stock Compensation Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 29, 2004	SEAGATE TECHNOLOGY

	By:	/s/ WILLIAM L. HUDSON
	Name:	William L. Hudson
	Title:	Executive Vice President, General Counsel and Secretary